Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contacts:
Gerard Meuchner  585-724-4513      gerard.meuchner@kodak.com
James Blamphin   585-724-5036      james.blamphin@kodak.com
David Lanzillo   585-781-5481      david.lanzillo@kodak.com

Kodak and Sun Microsystems Settle Lawsuit
Sun to Pay Kodak $92 Million as Part of Agreement

ROCHESTER, N.Y., Oct. 7 -- Eastman Kodak Company (NYSE: EK) announced today that it and Sun Microsystems Inc., with the assistance of the U.S. District Court for the Western District of New York, have reached a tentative agreement to settle a lawsuit filed by Kodak regarding a software architecture based on the Java computer language. On October 1, 2004, a federal jury determined that Sun infringed three Kodak patents. Kodak filed suit in February 2002.
  Pending the signing of a final agreement, Sun will pay Kodak $92 million cash in return for a license for the patents at issue. Additional details were not disclosed.
  "We achieved our goals in this case, which was to protect our intellectual property rights," said Willy Shih, Kodak senior vice president. "We are pleased that the Court has validated these fundamental Kodak patents and we now look forward to building a more productive relationship and continued collaboration with Sun, with whom we have enjoyed a close partnership for nearly two decades."

About Eastman Kodak Company and infoimaging

Kodak is the leader in helping people take, share, print and view images -- for memories, for information, for entertainment. The company is a major participant in infoimaging, a $385 billion industry composed of devices (digital cameras and flat-panel displays), infrastructure (online networks and delivery systems for images) and services & media (software, film and paper enabling people to access, analyze and print images). With sales of $13.3 billion in 2003, the company comprises several businesses: Health, supplying the healthcare industry with traditional and digital image capture and output products and services; Graphic Communications Group, offering on-demand color printing and networking publishing systems consisting of three wholly owned subsidiaries: Encad, Inc., NexPress Solutions, and Kodak Versamark; Commercial Imaging, offering image capture, output and storage products and services to businesses and government; Display & Components, which designs and manufactures state-of-the-art organic light-emitting diode displays as well as other specialty materials, and delivers imaging sensors to original equipment manufacturers; and Digital & Film Imaging Systems, providing consumers, professionals and cinematographers with digital and traditional products and services. For more information visit: www.kodak.com.

2004